FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Intention to Sell Multi-Tenant Shopping Center Portfolio to Blackstone

ARCP to Recycle Capital from its Multi-Tenant Business to Fund Purchase of Red Lobster Portfolio

ARCP Increases 2014 Acquisitions Target to $4.5 Billion

New York, New York, May 21, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today that it intends to sell substantially all its multi-tenant shopping center portfolio for $1.975 billion in cash to affiliates of Blackstone Real Estate Partners VII (“Blackstone”). ARCP has entered into a letter of intent to sell its multi-tenant shopping center portfolio to Blackstone and expects to finalize definitive documentation with Blackstone with respect to the sale in the next 30 days. The Company then would use the proceeds from this sale to fund its recently announced Red Lobster sale-leaseback transaction. The properties included in this portfolio are the same properties ARCP previously announced would be spun off into American Realty Capital Centers, Inc.

As announced last week, with the acquisition of the $1.5 billion Red Lobster real estate portfolio via sale-leaseback, ARCP would meet its previously announced acquisition goal for 2014 of $3.0 billion, well ahead of year-end. As a result, the Company is increasing its self-originated acquisitions target for the full-year 2014 to $4.5 billion.

Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer of ARCP, noted, “The previously announced spin-off of our multi-tenant portfolio created visibility and optionality for ARCP in connection with its multi-tenant assets. Thus, we were able to explore various avenues to create stockholder value during the time we prepared for the spin-off. We now believe the sale of the multi-tenant portfolio will deliver the best value creation option to our shareholders and serve to enhance the clarity of our single-tenant, net lease investment strategy, further simplifying and rationalizing our business plan.”

David S. Kay, President of ARCP, added, “We continued to look at options to create stockholder value through a disposition of our multi-tenant assets, and we believe that through the sale to Blackstone of the multi-tenant shopping center portfolio, we have accomplished this. This sale will allow us to acquire what in our view are the 500 best Red Lobster stores profitably by selling our multi-tenant portfolio at a cap rate that is more than100 basis points lower than the 7.9% cash cap rate for the Red Lobster portfolio.”

The sale is subject to the execution of definitive documentation, which will contain customary closing conditions. The purchase of Red Lobster is also subject to certain closing conditions.

About the Company

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts, including the potential sale of its multi-tenant shopping center business and the consummation of the Red Lobster acquisition. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500